EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

VERI-TEK INTERNATIONAL CORP.

(Buyer),

-AND-

LIFTKING INDUSTRIES, INC.

(Seller)

-AND-

LIFTKING INCORPORATED

(Seller’s Parent)

-AND-

LOUIS ALDROVANDI

(Louis)

-AND-

MARK ALDROVANDI

(Mark)

October 19, 2006

ASSET PURCHASE AGREEMENT

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4.	REPRESENTATIONS AND WARRANTIES OF SELLER		9
	4.1.	Corporate.	9
		4.1.(a) Organization	9
		4.1.(b) Corporate Power	9
		4.1.(c) Qualification	9
		4.1.(d) No Subsidiaries	9
		4.1.(e) Liftking Incorporated	9
	4.2.	Authority	10
	4.3.	No Violation	10
	4.4.	Financial Statements	10
	4.5.	Tax Matters.	11
		4.5.(a) Provision For Taxes	11
		4.5.(b) Tax Returns Filed	11
		4.5.(c) Tax Assessments	11
		4.5.(d) Consolidated Group	11
	4.6.	Accounts Receivable	11
	4.7.	Inventory Absence of Certain Changes	12
	4.8.		12
		4.8.(a) No Adverse Change	12
		4.8.(b) No Damage	12
		4.8.(c) No Increase in Compensation	12
		4.8.(d) No Labor Disputes	12
		4.8.(e) No Commitments	12
		4.8.(f) No Dividends	12
		4.8.(g) No Disposition of Property	12
		4.8.(h) No Indebtedness	12
		4.8.(i) No Liens	13
		4.8.(j) No Amendment of Contracts	13
		4.8.(k) Loans and Advances	13
		4.8.(l) Credit	13
		4.8.(m) No Unusual Events	13
		4.8.(n) Permitted Schedule 4.8 items.	13
	4.9.	Absence of Undisclosed Liabilities	13
	4.10.	No Litigation	13
	4.11.	Compliance With Laws and Orders.	14
		4.11.(a) Compliance	14
		4.11.(b) Licenses and Permits	14
		4.11.(c) Environmental Matters	14
	4.12.	Title to and Condition of Properties.	15
		4.12.(a) Marketable Title	15
		4.12.(b) Condition	15
		4.12.(c) Real Property	15
		4.12.(d) No Condemnation or Expropriation	15
	4.13.	Insurance	15
	4.14.	Contracts and Commitments.	16
		4.14.(a) Real Property Leases	16

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		4.14.(b) Personal Property Leases	16
		4.14.(c) Purchase Commitments	16
		4.14.(d) Sales Commitments	16
		4.14.(e) Contracts for Services	16
		4.14.(f) Powers of Attorney	16
		4.14.(g) Collective Bargaining Agreements	16
		4.14.(h) Loan Agreements	17
		4.14.(i) Guarantees	17
		4.14.(j) Contracts Subject to Renegotiation	17
		4.14.(k) Other Material Contracts	17
		4.14.(l) No Default	17
	4.15.	Labor Matters	18
	4.16.	Employee Benefit Plans.	18
		4.16.(a) Disclosure	18
		4.16.(b) Operation	18
		4.16.(c) Changes	18
		4.16.(d) Claims	19
	4.17.	Employment Compensation	19
	4.18.	Intellectual Property	19
	4.19.	Major Customers and Suppliers.	19
		4.19.(a) Major Customers	19
		4.19.(b) Major Suppliers	19
		4.19.(c) Dealers and Distributors	19
	4.20.	Product Warranty and Product Liability	20
	4.21.	Assets Necessary to Business	20
	4.22.	No Brokers or Finders	20
	4.23.	GST Registration	20
	4.24.	Disclosure	20

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		20
	5.1.	Corporate.	20
		5.1.(a) Organization	20
		5.1.(b) Corporate Power	20
	5.2.	Authority	21
	5.3.	No Violation	21
	5.4.	No Insolvency	21
	5.5.	No Brokers or Finders	21
	5.6.	Disclosure	21

6.	EMPLOYEES - EMPLOYEE BENEFITS		22
	6.1.	Affected Employees	22
	6.2.	Retained Responsibilities	22
	6.3.	Payroll Tax	22
	6.4.	Termination Benefits	22
	6.5.	Employee Benefit Plans.	22
		6.5.(a) Delivery of Records	22
		6.5.(b) No Third-Party Rights	22

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7.	COVENANTS		23
	7.1. Employment and Consulting Agreements		23
	7.2. Employees		23
	7.3. Non-Competition		23
		7.3.(a) Non-Competition Covenant	23
		7.3.(b) Non-Competition Covenant Consideration	24
		7.3.(c) Election	25
	7.4.	Confidential Information	25
	7.5.	Seller Covenant to Change Name	26
	7.6.	Seller Covenant to Deliver Audited Financial Statements	26
	7.7.	Covenants of Buyer	26
	7.8.	Product Liability Matters	27

8.	FURTHER COVENANTS OF SELLER		27
	8.1.	Access to Information and Records.	27
		8.1.(a) Information	27
		8.1.(b) Access	27
	8.2.	Conduct of Business Pending the Closing.	27
		8.2.(a) No Changes	27
		8.2.(b) Maintain Organization	28
		8.2.(c) No Breach	28
		8.2.(d) No Material Contracts	28
		8.2.(e) No Corporate Changes	28
		8.2.(f) Maintenance of Insurance	28
		8.2.(g) Maintenance of Property	28
		8.2.(h) Interim Financials	28
		8.2.(i) No Negotiations	28
	8.3.	Consents	28
	8.4.	Other Action	29
	8.5.	Disclosure	29

9.	ADDITIONAL AGREEMENTS		29
	9.1.	Required Information	29
	9.2.	Public Disclosure	29
	9.3.	No Securities Transactions	30
	9.4.	Bulk Sales Legislation	30

10.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		30
	10.1.	Representations and Warranties True on the Closing Date	30
	10.2.	Compliance With Agreement	30
	10.3.	Absence of Litigation	30
	10.4.	Consents and Approvals	30
	10.5.	Estoppel Certificate	31
	10.6.	Absence of Changes	31

11.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS		31
	11.1.	Representations and Warranties True on the Closing Date	31

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	11.2.	Compliance With Agreement	31
	11.3.	Absence of Litigation	31
	11.4.	Conditional Transfer of Name	31
	11.5.	Amendment of Real Property Lease	31
	11.6.	Buyer Guarantee	32
	11.7.	Buyer Covenant to Issue Common Stock	32

12.	INDEMNIFICATION		32
	12.1.	By Seller	32
	12.2.	By Buyer	33
	12.3.	Indemnification of Third-Party Claims	33
		12.3.(a) Notice and Defense	33
		12.3.(b) Failure to Defend	34
		12.3.(c) Indemnified Party’s Rights	34
	12.4.	Payment	34
	12.5.	Limitations on Indemnification	34
		12.5.(a) Time Limitation	34
		12.5.(b) Basket	35
		12.5.(c) Limitation	35
		12.5.(d) General	35
	12.6.	No Waiver	35

13.	CLOSING		36
	13.1.	Documents to be Delivered by Seller	36
		13.1.(a) Bills of Sale	36
		13.1.(b) Compliance Certificate	36
		13.1.(c) Opinion of Counsel	36
		13.1.(d) Employment and Consulting Agreements	36
		13.1.(e) Certified Resolutions	36
		13.1.(f) Articles; Operating Agreement	36
		13.1.(g) Incumbency Certificate	36
		13.1.(h) Other Documents	37
	13.2.	Documents to be Delivered by Buyer.	37
		13.2.(a) Cash Purchase Price	37
		13.2.(b) Note and General Security Agreement	37
		13.2.(c) Assumption of Liabilities	37
		13.2.(d) Compliance Certificate	37
		13.2.(e) Certified Resolutions	37
		13.2.(f) Incumbency Certificate	37
		13.2.(g) Opinion of Counsel	37
		13.2.(h) Other Documents	37

14.	TERMINATION		37
	14.1.	Right of Termination Without Breach.	37
	14.2.	Termination for Breach.	38
		14.2.(a) Termination by Buyer	38
		14.2.(b) Termination by Seller	38

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		14.2.(c) Effect of Termination	38
	14.3.	Termination Without Breach.	38

15.	MISCELLANEOUS		38
	15.1.	Disclosure Schedule	38
	15.2.	Further Assurance	39
	15.3.	Assignment; Parties in Interest.	39
		15.3.(a) Assignment	39
		15.3.(b) Parties in Interest	39
	15.4.	Law Governing Agreement	39
	15.5.	Amendment and Modification	39
	15.6.	Notice	39
	15.7.	Expenses	41
	15.8.	Entire Agreement	41
	15.9.	Counterparts	41
	15.10.	Headings	41
	15.11.	Glossary of Terms	41

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Disclosure Schedule

Schedule 1.1.(a)	-	Leased Real Property
Schedule 1.1.(d)	-	Personal Property Leases
Schedule 1.1.(f)		Contracts
Schedule 1.2		Excluded Assets
Schedule 2.1.(d)	-	Assumed Product Liability Claims
Schedule 3.1		Amount of Assumed Liabilities
Schedule 3.4	-	Purchase Price Allocation
Schedule 3.8	-	Election Amounts
Schedule 4.1.(c)	-	Foreign Corporation Qualification
Schedule 4.1(d)		Subsidiaries
Schedule 4.3	-	Violation, Conflict, Default
Schedule 4.4	-	Financial Statements
Schedule 4.5.(b)	-	Tax Returns (Exceptions to Representations)
Schedule 4.6	-	Accounts Receivable (Aged Schedule)
Schedule 4.8	-	Certain Changes
Schedule 4.9	-	Off-Balance Sheet Liabilities
Schedule 4.10	-	Litigation Matters
Schedule 4.11(a)	-	Non-Compliance with Laws
Schedule 4.11(b)	-	Licenses and Permits
Schedule 4.11(c)	-	Environmental Matters (Exceptions to Representations)
Schedule 4.12(a)(i)	-	Pre-Closing Liens
Schedule 4.12(a) (ii)	-	Post-Closing Liens
Schedule 4.13	-	Insurance
Schedule 4.14(c)	-	Purchase Commitments
Schedule 4.14(d)		Sales Commitments
Schedule 4.14(e)		Contracts for Services
Schedule 4.14.(g)	-	Collective Bargaining Agreements
Schedule 4.14.(h)	-	Loan Agreements, etc.
Schedule 4.14.(i)	-	Guarantees
Schedule 4.14(l)	-	Material Contracts
Schedule 4.15	-	Labor Matters
Schedule 4.16(a)	-	Employee Plans/Agreements
Schedule 4.17	-	Employment Compensation
Schedule 4.18	-	Intellectual Property
Schedule 4.19(a)	-	Major Customers
Schedule 4.19(b)	-	Major Suppliers
Schedule 4.19(c)	-	Dealers and Distributors
Schedule 4.20	-	Product Warranty, Warranty Expense and Liability Claims
Schedule 4.22	-	Brokers or Finders
Schedule 7.3(b)	-	Consideration Attributable to Non-Competition Covenants

Exhibits

Exhibit A	Form of Subordinated Note

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Exhibit B	Form of General Security Agreement

Exhibit C	Form of Employment and Consulting Agreements

Exhibit D	[Intentionally Deleted]

Exhibit E	Form of Release

Exhibit F	Form of Transfer of Mark Agreement

Exhibit G	Opinion of counsel to Seller

Exhibit H	Opinion of counsel to Buyer

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated October 19, 2006, by and among Veri-Tek International Corp., a Michigan corporation (“Buyer”), Liftking Industries Inc. an Ontario corporation (“Seller”), Liftking Incorporated, an Ontario corporation, (“Seller’s Parent”), Mark Aldrovandi, (“Mark”), and Louis Aldrovandi, (“Louis”).

RECITALS

A. Whereas, Seller designs, manufactures, repairs and markets heavy terrain forklifts and other material handling units (the “Business”). Seller’s Parent owns all of the issued and outstanding shares of the Seller.

B. Whereas, Seller’s facilities consist of one location at 7135 Islington Avenue, Woodbridge, Ontario L4L 1V9 (the “Facilities”) for servicing, repairing, storing and delivering the products utilized in connection with the Business.

C. Buyer desires to purchase from Seller, Seller desires to sell to Buyer, the Business and substantially all of the property and assets of Seller.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1. PURCHASE AND SALE OF ASSETS

1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver to Buyer and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Seller, together with all rights and privileges of Seller associated with such assets and with the Business of Seller, other than the Excluded Assets (as hereinafter defined) (collectively the “Purchased Assets”). The Purchased Assets shall include, but not be limited to, the following:

1.1.(a) Leased Real Property. All of the leases of real property with respect to real property leased by Seller, including the leases (the “Real Property Leases”) described on Schedule 1.1.(a) with respect to the real property described thereon (the “Leased Real Property”).

1.1.(b) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture, trade fixtures and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held by Seller in connection with the Business.

1.1.(c) Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Seller on the Closing Date, together with related packaging materials (collectively the “Inventory”).

1.1.(d) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller, including all such leases (the “Personal Property Leases”) described in Schedule 1.1.(d).

1.1.(e) Intellectual Property. All of Seller’s interest in any Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefore, and all claims for infringement or breach thereof.

1.1.(f) Contracts. Except as set forth in Section 2.3, all Seller’s rights in, to and under all contracts, purchase orders and sales orders (hereinafter “Contracts”) of Seller, including without limitation the Contracts described on Schedule 1.1.(f).

1.1.(g) Computer Software. All computer source codes, programs and other software owned by Seller, including all machine readable code, printed listings of code, documentation and related property and information of Seller.

1.1.(h) Literature. All sales literature, promotional literature, catalogs and similar or related materials of Seller.

1.1.(i) Records and Files. All records and files of Seller of every kind (other than those required by Applicable Law to be retained by Seller, copies of which will be made available to Buyer) including, without limitation, invoices, customer and vendor lists (and other related information), blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Seller.

1.1.(j) Notes and Accounts Receivable. All promissory notes to, and drafts and accounts receivable of Seller, except for those described in Section 1.2.(d) hereof.

1.1.(k) Licenses; Permits. All licenses, permits, approvals, certifications and listings of Seller.

1.1.(l) Corporate Name. All of Seller’s right in the name “Liftking” and associated style and the domain name “liftking.com”.

1.1.(m) General Intangibles. All advance payments, prepaid items and expenses, all rights of offset and credits in respect of any of the Assumed Liabilities, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to Seller) in respect of any of the Assumed Liabilities, all attorney-client privileges and rights related thereto to the extent they may be assigned in law and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept any of the assets listed on Schedule 1.2 attached hereto (collectively the “Excluded Assets”).

2. ASSUMPTION OF LIABILITIES

2.1. Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume, pay, satisfy, discharge, perform and fulfill the following Liabilities existing at the Closing Date:

2.1.(a) normal and customary accounts and trade payables;

2.1.(b) accrued expenses related to unfulfilled orders and Liabilities relating to customer deposits;

2.1.(c) warranty claims in respect of normal contract warranties issued to customers of Seller who purchased, leased or rented products from Seller on or prior to the Closing Date; and

2.1.(d) those product liability claims listed in Schedule 2.1(d);

and Buyer shall assume, pay, satisfy, discharge, perform and fulfill the Liabilities of the Seller arising in respect of any time or period beginning on the Closing Date under the Real Property Leases, the Personal Property Leases, the Contracts, and the Plans which are assumed by Buyer hereunder.

The foregoing Liabilities are herein collectively called the “Assumed Liabilities”.

2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Seller and all such Liabilities shall be and remain the responsibility of Seller (the “Excluded Liabilities”). Specifically, and not by way of limiting the foregoing, Buyer is not assuming any Liability of Seller arising out of or in any way relating to or resulting from:

2.2.(a) the Real Property Leases, the Personal Property Leases, the Contracts, and the Plans in respect of any time or period ending prior to the Closing Date;

2.2.(b) claims arising in respect of any product assembled or sold prior to the Closing Date or in any way relating to or resulting from leases to customers of the Business during any lease period prior to the Closing (including any Liability of Seller for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), other than those warranty claims contemplated in Section 2.1(c) or those product liability claims listed in Schedule 2.1(d); or

2.2.(c) any outstanding loan payables or inter-company or related party debt.

Seller shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

2.3. Nonassignable Contracts and Rights. To the extent that any Contract, right, property or other asset for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Each of Seller and Buyer agree to use its reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract, right, property or other asset) to obtain the consent of such other party to the assignment of any such Contract, right, property or other asset to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, right, property or other asset, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, right, property or other asset and any such Contract, right, property or other asset shall not be deemed to be a Purchased Asset hereunder.

3. PURCHASE PRICE - PAYMENT

3.1. Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be CDN$8,000,000 plus the amount of the Assumed Liabilities listed in Schedule 3.1.

3.2. Closing Net Working Capital. For the purposes of this Agreement, “Closing Net Working Capital” means Seller’s inventory (including without limitation work in progress) plus its accounts receivable plus its prepaid expenses as at the Closing less Seller’s accounts payable at the Closing. At least 3

Business Days prior to the Closing Date, Seller shall deliver to Buyer a projected balance sheet (“Projected Balance Sheet”) for the Seller as at the Closing and prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with past periods together with a calculation of the Closing Net Working Capital using the appropriate data in the Projected Balance Sheet. Buyer shall have the right at any time thereafter and on or prior to the day which is 60 days after the Closing Date to confer with the Seller and its auditor on the data set out in the Projected Balance Sheet and the said calculation of the Closing Net Working Capital. Without limiting the foregoing, the Buyer may at any time during such 60 day period require Seller’s auditor to audit the Projected Balance Sheet and the determine the Closing Net Working Capital. Any changes thereto as determined by Seller’s auditor shall be final and binding on Buyer and Seller for the purposes of this Agreement and the Closing Net Working Capital as so determined by Seller’s auditor shall be the Closing Net Working Capital for all purposes of this Agreement, including for the purposes of the adjustment to the Note contemplated in Section 3.3(d).

3.3. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

3.3.(a) Exchangeable Shares of Canadian Subsidiary to Seller. At the Closing, Buyer shall deliver to Seller or as it may direct stock certificates representing exchangeable shares of the Canadian Subsidiary (“Exchangeable Shares”) which are exchangeable into 266,000 shares of common stock of Buyer (the “Buyer’s Common Shares”). Seller acknowledges that all common stock of Buyer issued to Seller upon the exchange by Seller of one or more Exchangeable Shares will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and all certificates representing such shares shall bear an appropriate restrictive legend.

3.3.(b) Assumption of Liabilities. At the Closing, Buyer shall deliver to Seller such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

3.3.(c) Cash to Seller at Closing. At the Closing, Buyer shall deliver to Seller the sum of (i) Three Million Seven Hundred Thirty-Six Thousand and 00/100 Dollars (CDN $3,736,000), (ii) minus the aggregate of the consideration attributed in Schedule 7.3(b) to the non-competition covenants of each of Seller, Seller’s Parent, Mark and Louis, (iii) minus the amount by which the Closing Net Working Capital is less than zero (the “Seller Cash Consideration”). At the Closing, Buyer shall deliver to each of Seller’s Parent, Mark and Louis a sum equal to the consideration attributed in Schedule 7.3(b) to their respective Non-Competition Agreements. In the event that the ten day trailing average closing price of the Buyer’s Common Shares is less than $4.00 per share, Buyer shall increase the Seller Cash Consideration payable by Buyer to Seller at Closing by an amount equal to the product of 266,000 multiplied by a dollar amount which is $4.00 less the said ten day average closing price. Provided, however, if the said ten day average closing price is higher than $4.00, there shall be no adjustment in the Seller Cash Consideration.

3.3.(d) Note to Seller. At the Closing, Buyer shall deliver to Seller a secured subordinated note in favor of Seller in the amount of Three Million Two Hundred Thousand Dollars (CDN$3,200,000) substantially in the form attached hereto as Exhibit A (the “Note”). The Note shall provide for interest at one percent (1%) over the prime rate of interest charged by Comerica Bank, calculated from the Closing date and payable quarterly in arrears commencing April 1, 2007, and for principal payments of Two Hundred Thousand Dollars (CDN$200,000) quarterly commencing April 1, 2007, with the final instalment of principal and interest thereon due December 31, 2007. The Note shall be secured by a general security agreement granting Seller a security interest over all of the Purchased Assets, which agreement is to be substantially in the form annexed hereto as Exhibit B (“General Security Agreement”) and is to be delivered by Buyer to Seller at Closing. Seller’s security interest shall be subordinated to the interest of Buyer’s senior secured credit facility but shall otherwise rank ahead of Seller’s other secured creditors. Notwithstanding the foregoing and any other provision of this Agreement, if the Closing Net Working Capital is less than $5,000,000, such shortfall shall cause a dollar for dollar reduction in the amount of the Note and the Purchase Price, and if the Closing Net Working Capital is more than $7,500,000, such excess shall cause a dollar for dollar increase in the amount of the Note and the Purchase Price.

3.3.(e) Method of Payment All payments under this Section 3.3 shall be made by wire transfer of immediately available funds to an account designated by the recipient.

3.4. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets (other than goodwill and intellectual property) for tax purposes in accordance with their respective costs for tax purposes as at Closing, as confirmed by Seller’s auditor if required by Buyer, and in the case of goodwill and intellectual property as Buyer and Seller shall agree. Seller shall record and append such tax costs and Buyer and Seller shall record any such agreement with respect to intellectual property and goodwill and append such to this Agreement as Schedule 3.4. Seller and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. In the event Seller and Buyer are unable to agree on the allocation to intellectual property and goodwill not less than 2 days prior to the Closing Date, they shall seek the assistance of RSM Richter in arriving at such agreement. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations there under, Buyer and Seller will disclose such reports to the other prior to filing with the IRS. Notwithstanding the foregoing, Buyer and Seller shall jointly elect under the Income Tax Act (Canada).

3.5. Piggyback Registration. If, at any time following the Closing Date and after the exchange by Seller of one or more of its Exchangeable Shares into Buyer’s Common Shares, Buyer proposes to prepare and file one or more registration statements or post-effective amendments thereto covering equity or debt securities of Buyer, or any such securities of Buyer held by its shareholders (in any such case, other than in connection with a merger, acquisition or pursuant to Form S-8 or successor form) (collectively, a “Registration Statement”), it will give written notice of its intention to do so to Seller at least thirty (30) business days prior to the filing of each such Registration Statement. Upon the written request of Seller made within twenty (20) business days after receipt of the Notice, that Buyer include any of Buyer’s Common Shares held by the Seller in the proposed Registration Statement, Buyer shall use its best efforts to effect the registration under the Securities Act of the Buyer’s Common Shares held by the Seller which it has been so requested to register (“Piggyback Registration”) at Buyer’s sole cost and expense and at no cost or expense to the Seller; provided, however, that if, in the written opinion of Buyer’s managing underwriter, if any, for such offering, the inclusion of all or a portion of the Buyer’s Common Shares held by the Seller requested to be registered, when added to the securities being registered by Buyer or the selling shareholder(s), will exceed the maximum amount of Buyer’s securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise materially adversely affecting the entire offering, then Buyer may exclude from such offering all or a portion of Buyer’s Common Shares held by the Seller which it has been requested to register.

3.6. Transfer Taxes

Buyer shall be liable for and shall pay, either to Seller at Closing or directly to the applicable governmental authority, as required, all transfer, land transfer, value added, ad-valorem, exercise, sales, use, consumption, goods or services, harmonized sales, retail sales, social services or other similar taxes on duties payable under any Applicable Law (other than income taxes) (collectively, “Transfer Taxes”) properly payable upon and in connection with the transfer of the Business and the Purchased Assets to Buyer. Seller and Buyer shall jointly elect under Section 167(1) of the Excise Tax Act (Canada) (“ETA”), following the prescribed form and including the prescribed information, with respect to the purchase and sale of the Purchased Assets pursuant to the provisions of this Agreement. Seller shall file the joint election with the return required to be filed by Seller under the ETA for Seller’s reporting period in which the sale was made, in compliance with the requirements of the ETA. “Applicable Law” in respect of any person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Government Entity having or purporting to have authority over that Person, property, transaction or event. “Government Entity” means the government of any nation, province, municipality, state or other political subdivision of any nation, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

3.7. Obligations to National Bank

Seller shall at the Closing pay all amounts owing by it to National Bank of Canada (“National Bank”), such amounts so owing at Closing by Seller to National Bank herein collectively called the “National Bank Closing Balance”, and shall obtain at Closing from National Bank a discharge of all Encumbrances which National Bank may have in any of the Purchased Assets. Notwithstanding any other provision of this Agreement, if the National Bank Closing Balance is more than Two Million Dollars (CDN$2,000,000) on the Closing Date, Seller may in its sole discretion and on written notice to Buyer on or prior to the Closing

Date postpone the Closing Date to a date which is not more than 30 days after November 15, 2006, in which case the Closing Date shall thereafter and for all purposes of this Agreement be deemed to be such later date identified in Seller’s said notice. Following the delivery of any such notice, Buyer and Seller may by written agreement agree to close sooner and identify additional receivables as Excluded Assets to accommodate such earlier closing.

3.8. Tax Matters.

Seller and Buyer will on Closing jointly execute, and Buyer will file promptly following the Closing Date, an election under subsection 85(1) of the Income Tax Act (Canada) (“ITA”) with respect to that portion of Seller’s intellectual property and goodwill forming part of the Purchased Assets which portion has a purchase price equal to CDN$1,064,000 and for which Exchangeable Shares will be issued as consideration pursuant to Section 3.3(a). Such election will designate that the proceeds of disposition to Seller for the relevant Purchased Assets and the cost of acquisition to Buyer for such Purchased Assets shall be that portion of the Purchase Price so allocated to each Purchased Asset as set out in Schedule 3.8 hereto (the elected amount in respect of each such Purchase Asset called such Purchased Asset’s “Elected Amount”).

3.9. Stated Capital Account.

In accordance with the provisions of subsection 24(2) of the Business Corporations Act (Ontario), Buyer hereby agrees that it shall be add to the stated capital account maintained by the Canadian Subsidiary for its Exchangeable Shares in respect of the Exchangeable Shares to be issued by the Canadian Subsidiary pursuant to Section 3.3(a) hereof the tax cost of the assets received by the Canadian Subsidiary as consideration therefor.

3.10. Adjustment of Elected Amounts.

If Canada Revenue Agency disputes the Elected Amount of any Purchased Asset, the parties hereby agree to amend the ITA elections referred to in Section 3.8 hereof in accordance with the provisions of the ITA and regulations thereunder so that the Elected Amount for such Purchased Asset shall be the amount finally determined as such Elected Amount, whether by agreement among Canada Revenue Agency, Buyer and Seller, by judicial determination beyond any right of further appeal (provided, however, that Buyer shall have been entitled to fully participate in any such judicial determination and/or appeal) or by the expiry or waiver of the right to appeal any determination by Canada Revenue Agency of the Elected Amount (provided, however, that Buyer shall have been afforded full and timely ability to participate in any such appeal).

3.11. Provincial Tax Legislation.

For the purposes of this Agreement, where the context so permits, any reference to the ITA includes a reference to any analogous provincial legislation, any reference to any provision of the ITA includes a reference to the corresponding provision of any such analogous provincial legislation, any reference to Canada Revenue Agency includes a reference to any relevant provincial taxation authority and any reference to a filing or similar requirement imposed under the ITA includes a reference to any corresponding filing or requirement imposed under any such analogous provincial legislation.

3.12. Seller Retention of Closing Receivables

Seller and Buyer shall prior to the Closing Date and by written agreement between them identify receivables of Seller in the amount of the National Bank Closing Balance outstanding on the Closing Date (to a maximum of CDN$1,200,000) which shall be Excluded Assets for all purposes of this Agreement. If such results in part of a receivable being identified as an Excluded Asset, Buyer and Seller shall cooperate with each other in collecting the receivable and allocating its proceeds as between Seller and Buyer in accordance with their respective interest in such receivable.

4. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller makes the following representations and warranties to Buyer, each of which shall remain unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules delivered to Buyer at the time of the execution of this Agreement as such may be amended prior to Closing, and shall survive the Closing of the transactions provided for herein as herein set out. As used herein, “Knowledge of Seller,” “Seller’s Knowledge” or correlative terms mean, as to a particular matter, the actual knowledge, with inquiry, of the following persons: Mark and Louis. As used herein, “Actual Knowledge of Seller,” “Seller’s Actual Knowledge” or correlative terms mean, as to a particular matter, the actual knowledge, without inquiry, of the following persons: Mark and Louis.

4.1. Corporate.

4.1.(a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.

4.1.(b) Corporate Power. Seller has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.1.(c) Qualification. To the best of Seller’s Knowledge, Seller is duly licensed or qualified to do business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Seller is licensed or qualified to do business are listed in Schedule 4.1.(c).

4.1.(d) No Subsidiaries. Except as set forth on Schedule 4.1(d), no Seller owns any interest in any corporation, partnership or other entity.

4.1.(e) Liftking Incorporated

Seller’s Parent owns all of the issued and outstanding shares of Seller. Louis, Mark, Grace Aldrovandi and the Aldrovandi Family Trust own all of the issued and outstanding shares of Seller’s Parent.

4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Seller’s part. No other or further corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by a Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3. No Violation. To the best of Seller’s Knowledge, and except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any Applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Seller under, any term or provision of the Articles of Incorporation or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected. For the purposes of this Agreement, “Order” means in respect of any person, any order, notice or similar requirement relating to the person issued by any Government Entity.

4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Seller consisting of (i) balance sheets of Seller as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Seller’s auditor for such years, and (ii) an unaudited balance sheet of Seller as of July 31, 2006 (the “Recent Balance Sheet”), and the related unaudited statements of income for the 12 months then ended (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Seller, and fairly present, in accordance with Canadian GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Seller as of the dates and for the years and periods indicated.

4.5. Tax Matters.

4.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, provincial, foreign, county, local and other income, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Seller has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Seller.

4.5.(b) Tax Returns Filed. Except as set forth on Schedule 4.5(b), all federal, provincial, foreign, county, local and other tax returns required to be filed by or on behalf of Seller has been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Seller.

4.5.(c) Tax Assessments. The federal and Provincial income tax returns of Seller has been assessed by Canada Revenue Agency and appropriate Provincial taxing authorities for the periods up to and including July 31, 2005, and Seller has not received from Canada Revenue Agency or from tax authorities of any Provincial, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid or objected to by Seller. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return of Seller.

4.5.(d) Consolidated Group. Seller has not been a shareholder of an affiliated group of companies that was required to file a consolidated tax return.

4.6. Accounts Receivable. All accounts receivable of Seller reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

4.7. Inventory. All inventory of Seller reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business (other than inventory which has been written down to nil value in the Recent Balance Sheet), had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with Canadian GAAP, at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. All inventory of Seller is located on premises owned or leased by Seller as reflected in this Agreement.

4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since July 31, 2006, there has not been:

4.8.(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of Seller;

4.8.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting Seller’s business or properties, other than in the ordinary course of business;

4.8.(c) No Increase in Compensation. Other than as specified in any collective bargaining agreement as which a Seller is a party or in the ordinary course of business consistent with past practice, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of a Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

4.8.(d) No Labor Disputes. To the Seller’s Knowledge, any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Seller;

4.8.(e) No Commitments. Any commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

4.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution by Seller; any redemption, purchase or other acquisition by Seller of any shares of Seller, or any security relating thereto; or any other payment to any shareholder of Seller;

4.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Seller, except for the sale, lease, or other transfer or disposition of inventory or rental equipment items in the ordinary course of business;

4.8.(h) No Indebtedness. Except as and to the extent set forth in Schedule 4.8(h), any new or additional indebtedness for borrowed money incurred, assumed or guaranteed by Seller;

4.8.(i) No Liens. Except as and to the extent set forth in Schedule 4.8(i), any Lien made or created on any of the properties or assets of Seller;

4.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Seller of any contract, or any waiver of material rights there under, other than in the ordinary course of business;

4.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Seller or any of its Affiliates;

4.8.(l) Credit. To the Seller’s Knowledge, any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of Seller’s policies or practices with respect to the granting of credit; or

4.8.(m) No Unusual Events. To the Seller’s Knowledge, any other event or condition not in the ordinary course of business of the Seller.

4.8.(n) Permitted Schedule 4.8 items.

Notwithstanding anything to the contrary in this Agreement, including the representations and warranties contained in this Section 4.8 and elsewhere, the parties acknowledge and agree that Seller is permitted to utilize its working capital in the ordinary course of business.

4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.9, Seller does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, Seller has no Knowledge of any basis for the assertion against Seller of any Liability other than the foregoing described Liabilities, and to Seller’s Actual Knowledge there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities other than the foregoing described Liabilities.

4.10. No Litigation. To the Seller’s Knowledge, except as set forth in Schedule 4.10 there is no Litigation pending, against Seller, its directors (in such capacity), its business or any of its assets, nor has Seller received any oral or written threat of any such Litigation, nor does Seller have any Actual Knowledge of any basis for any Litigation not set forth in Schedule 4.10. Schedule 4.10 also identifies all Litigation to which Seller has been a party since December 31, 2004. Except as set forth in Schedule 4.10, neither Seller nor any of Seller’s business or assets is subject to any Order. “Litigation” means, in respect of any person, any action, suit or proceeding by or against the person (whether or not purportedly on behalf of the person).

4.11. Compliance With Laws and Orders.

4.11.(a) Compliance. Except as set forth in Schedule 4.11.(a), to the Seller’s Knowledge, Seller (including each and all of its operations, practices, properties and assets) is in compliance with all Applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), to the Seller’s Knowledge, Seller has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Seller with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, to the Seller’s Knowledge:

(i) The operation of Seller’s business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Seller has made all required withholdings of amounts in respect of employment insurance and remitted same to the appropriate governmental departments of the jurisdictions where it is required to remit same.

4.11.(b) Licenses and Permits. To the Seller’s Knowledge, Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), to the Seller’s Knowledge Seller (including its operations, properties and assets) is and has been within the last 3 years in compliance with all such permits and licenses, approvals, authorizations and consents.

4.11.(c) Environmental Matters. “Environmental Laws” means those Laws applicable to Seller, its business or assets, which Laws relate to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste. Without limiting the generality of the foregoing provisions of this Section 4.11, to the Seller’s Knowledge Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any such applicable Environmental Laws. Except as set forth in Schedule 4.11.(c), to the Seller’s Knowledge there is no Litigation nor any demand, claim, hearing or notice of violation pending against Seller relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder, nor has Seller received any oral or written threat of any such Litigation, demand, claim, hearing, or notice. Except as set forth in Schedule 4.11.(c), to the Seller’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent Seller’s compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder.

4.12. Title to and Condition of Properties.

4.12.(a) Marketable Title. Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 4.12.(a)(i). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(ii) (which Buyer is willing to assume).

4.12.(b) Condition. To the Seller’s Knowledge, all personal property of Seller contemplated in Section 1.1(b) are in good operating condition and repair, free from any defects (except ordinary wear and tear and such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), and have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Seller as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Seller are, to Seller’s Knowledge, in good condition and repair and, to Seller’s Knowledge, have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

4.12.(c) Real Property. Schedule 1.1.(a) sets forth all real property used or occupied by Seller, including a description of all land. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Leased Real Property from and to the existing highways and roads and, to the Seller’s Knowledge, there is no pending restriction or denial, governmental or otherwise, upon such ingress and egress, nor has Seller received any written or oral threat of any such restriction or denial.

4.12.(d) No Condemnation or Expropriation. To the Seller’s Knowledge, neither the whole nor any portion of the Leased Real Property or any other assets of Seller is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the Seller’s Knowledge has any such condemnation, expropriation or taking been proposed.

4.13. Insurance. Set forth in Schedule 4.13 is a true, correct and complete list of all fire, theft, casualty, general liability, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Purchased Assets or the Business and of all life insurance policies maintained for any officers or employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”), and all claims made under such Insurance Policies since January 1, 2003. True, correct and complete copies of all of the Insurance Policies have been delivered by Seller to Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 4.13, Seller has not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any annual or other premiums, deductibles or retained amounts thereunder, and Seller has not received any written or oral threat of any such cancellation, amendment or increase of premiums, deductibles or retained amounts.

4.14. Contracts and Commitments.

4.14.(a) Real Property Leases. Except as set forth in Schedule 1.1.(a), Seller has no leases of real property.

4.14.(b) Personal Property Leases. Except as set forth in Schedule 1.1.(d), Seller has no leases of personal property.

4.14.(c) Purchase Commitments. Except as set forth in Schedule 4.14.(c), Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 6 months normal usage, or which are not on commercially reasonable terms.

4.14.(d) Sales Commitments. Except as set forth in Schedule 4.14(d), Seller has no sales contracts or commitments to customers except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to Seller that is not reflected on Schedule 4.4.

4.14.(e) Contracts for Services. Except as set forth in Schedule 4.14(e), Seller has no agreement, understanding, contract or commitment (written or oral) with any shareholder, officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

4.14.(f) Powers of Attorney. Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

4.14.(g) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

4.14.(h) Loan Agreements. Except as set forth in Schedule 4.14.(h), Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

4.14.(i) Guarantees. Except as set forth in Schedule 4.14.(i), Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

4.14.(j) Contracts Subject to Renegotiation. Seller is not a party to any contract with any governmental body which is subject to renegotiation.

4.14.(k) Other Material Contracts. Seller has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or which is otherwise individually material to the operations of Seller, except as explicitly described in Schedule 4.14.(l) or otherwise contemplated or disclosed in this Agreement.

4.14.(l) No Default. To the Seller’s Knowledge, Seller is not in material default under any lease, contract or commitment, nor to Seller’s Actual Knowledge has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Seller’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Seller. To the Seller’s Knowledge, no third party is in material default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

4.15. Labor Matters. Except as set forth in Schedule 4.15, Seller has not experienced any labor disputes or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 4.15, (a) Seller is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Seller pending and Seller has not received any oral or written threat of any such charge or complaint; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting Seller and Seller has not received any oral or written threat of any such labor strike, dispute, request for representation, slowdown or stoppage; (d) no question concerning representation by any union or bargaining agency has been raised respecting the employees of Seller and Seller has not received any oral or written threat of the raising of any such question concerning representation; (e) no grievance which might have a material adverse effect on Seller is pending and, to Seller’s Actual Knowledge, no such claim exists; and (f) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending before any Governmental Agency, and Seller has not received any oral or written threat of any such administrative charges or court complaints.

4.16. Employee Benefit Plans.

4.16.(a) Disclosure. Schedule 4.16.(a) contains a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in the Business, (ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, for the benefit of employees employed in the Business or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed in the Business (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Plans”).

4.16.(b) Operation. Each of the Plans set forth on Schedule 4.16(a) that is an “employee pension benefit plan”, or an “employee welfare benefit plan” has been operated in compliance with its written terms. To the extent applicable, Seller has heretofore delivered or made available to Buyer complete copies of each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any.

4.16.(c) Changes. Except as set forth on Schedule 4.16(a), to Seller’s Knowledge there are no agreed upon future increases of benefit levels for employees employed in the Business, and no increases in benefits have been committed to by Seller for the benefit of employees employed in the Business. With respect to each Plan, full payment has been made of all amounts that Seller is required to have paid as contributions to such Plan under its terms.

4.16.(d) Claims. There are no pending claims against any of the Plans or related trusts, and Seller has not receive any oral or written threat of any such claims, other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all employees to whom Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise.

4.18. Intellectual Property. Schedule 4.18 lists all Intellectual Property of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Seller now have any interest, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intellectual Property are registered; provided that Schedule 4.18 does not list software licensed to Seller that is available in consumer retail stores or subject to “shrink-wrap” license agreements. All Intellectual Property shown as registered in Schedule 4.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To Seller’s Knowledge, Seller is not infringing, and to Seller’s Actual Knowledge, Seller has not infringed any Intellectual Property of another in the operation of the business of Seller, nor to Seller’s Actual Knowledge is any other person infringing the Intellectual Property of Seller. Seller has not granted any license or made any assignment of any Intellectual Property listed on Schedule 4.18 which is owned by Seller. There is no Litigation pending to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller, nor has Seller received any oral or written threat of any such Litigation. All Intellectual Property of Seller is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

4.19. Major Customers and Suppliers.

4.19.(a) Major Customers. Schedule 4.19(a) contains a list of the ten (10) largest customers, including distributors, of Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Seller has not received any oral or written threat from any of Seller’s customers that it intends to cease to be a customer of the Purchased Business following the closing of the transactions contemplated in the Agreement.

4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list of the ten (10) largest suppliers to Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Seller has not received any oral or written threat from any of Seller’s suppliers that it intends to cease to be a supplier to the Purchased Business following the closing of the transactions contemplated in the Agreement.

4.19.(c) Dealers and Distributors. Schedule 4.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Seller, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

4.20. Product Warranty and Product Liability. Except as set forth in Schedule 4.20, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Seller of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products leased or sold, or services rendered, which are presently pending or in respect of which Seller has received any oral or written threat, or which have been asserted or commenced against Seller within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance). As used in this Section 4.20, the term “Products” means any and all products currently or at any time previously leased, distributed or sold by Seller under any brand name or mark under which products are or have been leased, distributed or sold by Seller.

4.21. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business of Seller as presently conducted.

4.22. No Brokers or Finders. Except as set forth on Schedule 4.22, neither Seller nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

4.23. GST Registration Seller is registered for purposes of the ETA and its registration number is 86856 7967 RT0001.

4.24. Disclosure. To Seller’s Knowledge, no representation or warranty made herein as to the Seller or its business or assets omits to state any material fact necessary to make the statements or facts contained herein not misleading in light of the circumstances under which they were made and the Seller does not have Knowledge of any material facts relating to the Seller or its Business or assets that is not set forth herein or in the Schedules to this Agreement that could reasonably be expected, individually or in the aggregate, to materially adversely affect the Seller, its business or its assets.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller or any notice to Seller, and shall survive the Closing of the transactions provided for herein.

5.1. Corporate.

5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto (including without limitation the Note and the General Security Agreement) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Buyer’s part. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto (including without limitation the Note and the General Security Agreement) or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto (including without limitation the Note and the General Security Agreement) will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3. No Violation. To the best of Buyer’s knowledge, and except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto (including without limitation the Note and the General Security Agreement), nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any term or provision of the constating documents or by-laws of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

5.4. No Insolvency

Buyer is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

5.5. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

5.6. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6. EMPLOYEES - EMPLOYEE BENEFITS

6.1. Affected Employees. “Affected Employees” shall mean employees of Seller who are employed by Buyer immediately after the Closing.

6.2. Retained Responsibilities. Without limiting Section 2.1, Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), under Seller’s employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Seller, which claims arise out of events occurring prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

6.3. Payroll Tax. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, provincial and city governments those amounts respectively withheld or required to be withheld for periods ending prior to the Closing Date. Buyer shall be responsible for all payroll and payroll tax obligations for periods beginning on or after the Closing Date in respect of Affected Employees.

6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring on or after the Closing Date. If any action on the part of Seller prior to the Closing Date, or if the sale to Buyer of the business and assets of Seller pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Seller, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any provincial, federal or local “plant-closing” or similar law, such Liability shall be the sole responsibility of Seller, and Seller shall indemnify and hold harmless Buyer against such Liability in accordance with Article 12.

6.5. Employee Benefit Plans.

6.5.(a) Delivery of Records. Seller shall deliver to Buyer not less than 10 days prior to the Closing Date, with respect to each Employee Plan/Agreement, information adequate to determine the liability thereunder, whether or not contingent, to any Affected Employee or other employee or former employee who is or was employed by Seller and with respect to whom Buyer may have any liability, and any beneficiary or dependent of any such Affected Employee, employee or former employee, together with data, records and other documentation adequate to determine the existence and amount of such liability. Delivery of such data, records and other documentation shall be made in machine readable form, if existing, and shall be made by Seller or any other person at the time providing or who has provided services with respect to the Employee Plan/Agreement. Seller or persons designated by Seller prior to the Closing Date will have reasonable access after the Closing Date to such items.

6.5.(b) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Seller’s employees, former employees, job applicants,

any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

7. COVENANTS

7.1. Employment and Consulting Agreements At the Closing, Seller shall cause to be delivered to Buyer and Buyer shall deliver to Seller an Employment Agreement duly executed by Mark and Buyer, as the case may be, and a Consulting Agreement duly executed by Louis and Buyer, as the case may be, substantially in the form of Exhibit C hereto.

7.2. Employees. Buyer shall at Closing extend to each of Seller’s employees as of the Closing Date (the “Employees”) an offer of employment to the employees which offer shall be on the same terms and conditions as the employee is employed by Seller on the Closing Date. At the Closing, Seller shall make reasonable commercial efforts to cause each of the Employees to accept Buyer’s said employment offer.

7.3. Non-Competition

7.3.(a) Non-Competition Covenant. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Seller being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.1 hereof, each of Seller, Seller’s Parent, Louis and Mark hereby covenant and agree that for a period of five (5) years from the Closing Date, he or it will not, directly or indirectly:

(i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) without the prior consent of Buyer, hire, offer to hire, or solicit for employment any person who has been an employee of Buyer engaged in the Business, until such person has been separated from employment by the Buyer for at least 180 days; or

(iv) engage in any practice the purpose of which is to evade the provisions of Sections 7.3(a)(i), (ii) or (iii).

The parties agree that the geographic scope of the foregoing covenants not to compete shall extend throughout the United States. Provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. Notwithstanding the foregoing, while any amount due to Seller under the Note is still outstanding, the foregoing covenants not to compete by each of Seller, Seller’s Parent, Mark and Louis shall terminate immediately upon, (i) the failure by Buyer to pay any amount due under the Note within 60 days of written notice of such default from Seller, (ii) Buyer is dissolved; (iii) Buyer admits in writing its inability generally to pay its debts as they become due; (iv) Buyer makes a general assignment, arrangement or composition with or for the benefit of its creditors; (v) Buyer institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for the winding-up, liquidation or dissolution of Buyer and, in the case of any such proceedings or petition instituted or presented against it, such proceedings or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for the winding-up, liquidation or dissolution of Buyer, or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (vi) Buyer ceases or threatens to cease to carry on its business as a going concern or has a resolution passed or if a petition is filed or order made for its winding-up, liquidation or dissolution; (vii) Buyer seeks, consents to or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of whether any other event described in this sentence has occurred); (viii) any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against all or substantially all of its assets which execution, distress or other process is not dismissed, discharged, stayed or restrained in each case within 30 days of the commencement, institution or presentation thereof, (ix) Buyer sells all or substantially all of the Purchased Assets or Purchased Business to any person other than to an Affiliate of Buyer, or (x) Buyer takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing (each, an “Event of Default”). And notwithstanding the foregoing, the foregoing non-competition covenant by Mark shall terminate immediately upon the day which is, during the first two years after the Closing Date, two years, and at any time thereafter, one year after the termination by Buyer for any reason of Mark’s employment. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

7.3.(b) Non-Competition Covenant Consideration

The consideration paid and attributable to each of Seller, Seller’s Parent, Mark and Louis (each a member of the “Aldrovandi Group”) in respect of his or its non-competition covenant in

Section 7.3(a) is set out in Schedule 7.3(b). Each Seller, on behalf of the Aldrovandi Employees, and Buyer confirm that the amount of the consideration attributable to each such non-competition covenant is a reasonable amount and can reasonably be regarded as consideration for the undertakings given by each member of the Aldrovandi Group, as the case may be, thereunder.

7.3.(c) Election

Seller shall cause each member of the Aldrovandi Group to and the Buyer shall, subject to Applicable Law and administrative practice, execute and file on a timely basis and in the required manner and using a form reasonably acceptable to their respective counsel, and on the prescribed form (if and when available), an election to have proposed paragraph 56.4(3)(c) of the ITA (or such similar provision as is or may be enacted) apply to the amount of the consideration attributable to such member’s non-competition covenant in Section 7.3(a) and Seller shall cause each member of the Aldrovandi Group to and Buyer shall prepare its respective tax returns consistent with such joint election. If Buyer and any member of the Aldrovandi Group subsequently mutually determine, or any Governmental Body having jurisdiction alleges, that the consideration paid to the member of the Aldrovandi Group that can reasonably be regarded as attributable to such individual’s non-competition covenant is not the amount allocated by the parties in Schedule 7.1(b), after consultation with such Governmental Body, the consideration attributable to the non-competition covenant shall be adjusted as between the consideration for the Purchased Assets and the non-competition covenant (the “Reallocation”). Thereafter, the consideration paid to Seller for the Purchased Assets and the consideration paid to such member of the Aldrovandi Group for its non-competition covenant will be deemed to be and always to have been the corresponding amounts under the Reallocation and Seller shall cause the affected member of the Aldrovandi Group to and Buyer shall amend their elections or make such further elections as may be necessary. Seller agrees to cause each member of the Aldrovandi Group to and Buyer agrees to make any required elections in respect of the foregoing under corresponding provincial or territorial law and the foregoing provisions shall apply mutatis mutandis in respect thereof.

7.4. Confidential Information. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. Provided that the foregoing restriction shall not apply to records required by Applicable Law to be retained by Seller, copies of which will be made available to Buyer. For purposes hereof, “confidential information” shall mean and include, without limitation, all Intellectual Property in which Seller has an interest, all customer and vendor lists and related information, all information concerning Seller’s processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Seller. The foregoing provisions shall not apply to any information which is an “Excluded Asset” as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing Seller should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Seller agrees that it will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Seller hereby consent to Buyer’s consultation with legal, accounting and other professional advisors to Seller concerning advice rendered to Seller prior to the Closing regarding the Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

7.5. Seller Covenant to Change Name

Seller shall immediately following the Closing change its name to a name which does not include the word “Liftking”.

7.6. Seller Covenant to Deliver Audited Financial Statements

If on or prior to the Closing Date Seller has received from its auditor the balance sheet of Seller as of July 31, 2006, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Seller’s auditor, (collectively, the “Audited 2006 Financial Statements”) Seller shall deliver the Audited 2006 Financial Statements to Buyer following receipt of same by Seller, but in any event on or prior to Closing. If at the Closing Seller has not yet received the Audited 2006 Financial Statements, Seller shall on Closing deliver to Buyer financial statements such as they are in respect of its year ending July 31, 2006, and any auditor working papers in respect of the audit of such statements and shall make its auditor available to Buyer to assist in Buyer’s review of such statements and working papers. In such latter case, Seller shall deliver to Buyer the Audited 2006 Financial Statements as soon as they are received by Seller following the Closing Date.

7.7. Covenants of Buyer. Buyer hereby covenants and agrees with Seller as follows:

(a)	after the Closing Date Buyer shall furnish or cause to be furnished to Seller, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business or the Purchased Assets as is reasonably necessary for the filing by Seller of any tax return, for the preparation for any audit or for the prosecution or defence of any legal proceeding or proposed adjustment relating to taxes of Seller or Buyer relating to the Business or the Purchased Assets;

(b)	Buyer will retain all books and records and any other documents, information and files relating to the Business or the Purchased Assets delivered to it by Seller and relating to any period ending prior to the Closing Date for a period of 7 years following the Closing Date. So long as such books and records and such other documents, information and files are retained by Buyer, Seller or its authorized representatives shall have reasonable access thereto in connection with the affairs of Seller relating to its tax matters, but Buyer shall not be responsible or liable to Seller for or as a result of any loss or destruction of or damage to any such books, or records or such other documents, information and files;

(c)	Buyer shall, as soon as reasonably practicable after the execution and delivery of this Agreement cause to be incorporated the Canadian Subsidiary under the laws of Canada or a province of Canada as a wholly-owned subsidiary of Buyer whose articles shall provide for a class of Exchangeable Shares having the rights, priveleges, conditions and restrictions as may be agreed in writing between Buyer and Seller;

(d)	Buyer shall prior to Closing cause Canadian Subsidiary to be registered under the ETA and will notify Seller of the registration number; and

(e)	Buyer shall exercise reasonable commercial efforts to assist Seller to collect any Seller receivables which are Excluded Assets.

7.8. Product Liability Matters. At or prior to the Closing, Seller at its expense shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products leased or sold by Seller prior to the Closing Date. At the Closing, Seller shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Buyer at least ten (10) days prior to the effective date of any termination or cancellation of such insurance.

8. FURTHER COVENANTS OF SELLER

Seller covenants and agrees as follows:

8.1. Access to Information and Records.

During the period prior to the Closing:

8.1.(a) Information. Seller shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Seller as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Seller that Seller or its officers, employees, agents, independent accountants or advisors shall have in their custody.

8.1.(b) Access. With the prior consent of Seller in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Seller for the purpose of performing Buyer’s due diligence investigation.

8.2. Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Buyer or disclosed on Schedule 4.8:

8.2.(a) No Changes. Seller will carry on its business in the ordinary course and consistent with past practice and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation except as may be contemplated in this Agreement.

8.2.(b) Maintain Organization. Seller will use reasonable commercial efforts to keep available to Buyer the present officers and employees of Seller, and to preserve for Buyer Seller’s present relationships with suppliers and customers and others having business relationships with Seller.

8.2.(c) No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a material breach of any material contract, commitment or obligation, or any material breach of any representation, warranty, covenant or agreement made by Seller herein, or which would have required disclosure on Schedule 4.8 had it occurred after July 31, 2006, and prior to the date of this Agreement.

8.2.(d) No Material Contracts. With the prior written consent of Buyer, no contract or commitment will be entered into, and no purchase of materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to Seller (individually or in the aggregate) and would not have been required to be disclosed in a Schedule to this Agreement had they been in existence on the date of this Agreement.

8.2.(e) No Corporate Changes. Seller shall not amend its Articles of Organization or make any changes in its authorized or issued shares.

8.2.(f) Maintenance of Insurance. Seller shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested and paid for by Buyer.

8.2.(g) Maintenance of Property. Seller shall use, operate, maintain and repair all property of Seller in the ordinary course of business consistent with past practice.

8.2.(h) Interim Financials. Seller will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

8.2.(i) No Negotiations. Seller will not and will cause its shareholder, directors and officers not to directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller, Seller’s assets or business or any part thereof or any equity securities of Seller (an “acquisition proposal”), and Seller shall immediately advise Buyer of the receipt of any acquisition proposal.

8.3. Consents. Seller will use reasonable commercial efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.4. Other Action. Seller shall use its reasonable commercial efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

8.5. Disclosure. Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9. ADDITIONAL AGREEMENTS

9.1. Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Seller and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, and shareholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other statement, filing, notice or application made by or on behalf of Seller and Buyer to any third party and/or any Government Entity in connection with the transactions contemplated hereby.

9.2. Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it required by Law, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Neither party will unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that any language included in such Current Report shall be deemed to have been approved by Seller.

9.3. No Securities Transactions. Seller and its affiliates shall not directly or indirectly engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Seller shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

9.4. Bulk Sales Legislation. Buyer hereby waives compliance with the Bulk Sales Act (Ontario). Seller shall, on or prior to the day which is 30 days after the Closing Date pay, satisfy and discharge in full all liabilities of Seller which are due on the day immediately prior to the Closing Date and which are not Assumed Liabilities, and shall deliver a written confirmation of same to Buyer.

10. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Seller in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

10.2. Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.1.

10.3. Absence of Litigation. No Litigation shall have been commenced or threatened against Buyer, Seller or any of the affiliates, officers or directors of any of them, to enjoin, restrict or prohibit the completion of the transactions contemplated hereby.

10.4. Consents and Approvals. All approvals, consents and waivers of governmental bodies, lenders, lessors and other third parties that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Seller’s sales or expenditures. After the Closing, Seller will continue to use its best effects to obtain any such consents or approvals, and Seller shall hereby not be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of Seller representation or warranty herein.

10.5. Estoppel Certificate. Seller shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under the Real Property Lease which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Seller under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

10.6. Absence of Changes. No material adverse change in the Business, financial condition, prospects, assets or operation of Seller shall have occurred from the date of the Recent Balance Sheet until the Closing.

Seller’s Parent and each of its shareholders shall have delivered to Buyer a release of Seller substantially in the form annexed hereto as Exhibit E.

11. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

11.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

11.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.2.

11.3. Absence of Litigation. No Litigation shall have been commenced or threatened against Buyer, Seller or any of the affiliates, officers or directors of any of them, to enjoin, restrict or prohibit the completion of the transactions contemplated hereby.

11.4. Conditional Transfer of Name

Buyer shall have executed and delivered to Seller a conditional transfer of mark agreement in respect of the name “Liftking” and associated style substantially in the form annexed hereto as Exhibit F, in which Buyer shall covenant not to encumber or otherwise dispose of any of its right, title and interest in the said name and style during the currency of the Note, and Buyer shall have delivered to Seller an acknowledgment by Comerica Bank that it has no interest in the said name and style.

11.5. Amendment of Real Property Lease

Buyer and the landlord under the Real Property Lease shall have amended the real Property Lease so that it terminates upon the occurrence of an Event of Default.

11.6. Buyer Guarantee

Buyer shall have delivered to Seller a guarantee of Canadian Subsidiary’s obligations under the Note, the conditional transfer of name contemplated in Section 11.4, and under Section 2.1 in respect of those Assumed Liabilities which exist at Closing and for as long at they remain outstanding and, for more certainty in the case of accrued expenses, customer deposits, warranty and contractual obligations existing at Closing, for as long as any Liability continues to exist in respect thereof.

11.7. Buyer Covenant to Issue Common Stock

Buyer shall have delivered to Seller such covenants as may be reasonably required by Seller to evidence Buyer’s obligation to issue its common stock to Seller upon the exercise by Seller of its exchange right in respect of its Exchangeable Shares.

12. INDEMNIFICATION

12.1. By Seller. Subject to the limitations, terms and conditions of this Article 12, Seller hereby agrees to compensate, indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from:

(i) the inaccuracy, misrepresentation or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement;

(ii) the breach of any covenant of Seller contained in this Agreement;

(iii) the operations of the Business up to and including the day prior to the Closing Date, including any failure by Seller to pay, satisfy, discharge, perform, or fulfill in a due and timely manner the Excluded Liabilities and in any event on or prior to the date which is 30 days after the Closing Date;

(iv) any Claim brought by or on behalf of any broker or finder retained, employed or used by Seller or any of its directors, officers, employees, shareholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein;

(v) any Claim against Buyer in respect of the operation of the Purchased Assets by Buyer in the absence of a permit required by Applicable Law, subsequent to the Closing Date and prior to transfer to the Buyer of any permits currently applicable to the Purchased Assets; and

(vi) any Claim asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of, Waste to the extent that it arises from (A) Seller’s operation of the Business and Purchased Assets or occupancy of the Leased Real Property up to the day prior to the Closing Date, or (B) the occupancy or use of the Leased Real Property by any person at any time prior to its occupation by Seller.

As used in this Article 12, the term “Claim” shall include (i) all Liabilities; (ii) all losses, deficiencies, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

12.2. By Buyer. Subject to the limitations, terms and conditions of this Article 12, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees and controlling persons from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”); or (c) all Claims of or against Seller specifically assumed by Buyer pursuant hereto.

12.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

12.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 12, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

12.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

12.3.(c) Indemnified Party’s Rights. Anything in this Article 12 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

12.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 12, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 12 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

12.5. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

12.5.(a) Time Limitation. No claim or action shall be brought under this Article 12 for breach of a representation or warranty after the lapse of eighteen (18) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.12(a), and 4.22¸and Seller hereby waives all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the expiry of the applicable assessment or reassessment period in respect thereof under federal and provincial laws relating thereto (as such period may be extended by waiver).

(iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

12.5.(b) Basket. Except with respect to claims for breaches of representations or warranties contained in Sections 4.2, 4.11, 4.12(a) (as to which the limitation in this Section 12.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 12 (but for this Section 12.5.(b)) exceeds CDN$240,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations, warranties and/or covenants.

12.5.(c) Limitation

Notwithstanding any other provision of this Agreement, the Seller’s aggregate liability to Buyer under this Article 12 (except Section 12.1(iii)) at any time for any and all matters arising from time to time under this Article 12 (except Section 12.1(iii)) shall in no event exceed an amount which is equal to 75 percent of the Purchase Price received from time to time by Seller in cash and Buyer’s Common Shares net of all federal, state, provincial or local income taxes paid from time to time by Seller with respect to the transactions contemplated hereby.

12.5.(d) General. The limitations set forth in this Section 12.5 do not in any way limit the obligation of any party to indemnify the other party from and against any Claim arising from any breach of a covenant made herein, even if such breach also constitutes a breach of a representation or warranty.

12.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”

13. CLOSING

The closing of this transaction (the “Closing”) shall take place at the offices of Buyer at 2 p.m. (EST) on November 15, 2006, or at such other time and place as the parties hereto shall agree in writing. Such date is referred to in this Agreement as the “Closing Date”.

13.1. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

13.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the reasonable opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

13.1.(b) Compliance Certificate. A certificate signed by the President of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.1.(c) Opinion of Counsel. A written opinion of Gardiner Roberts LLP, counsel to Seller, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit G hereto.

13.1.(d) Employment and Consulting Agreements. The Employment and Consulting Agreements referred to in Section 7.1, duly executed by the persons referred to in such Section.

13.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the shareholders of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.1.(f) Articles; Operating Agreement. A copy of the constating documents of Seller certified by the manager or secretary of Seller, and a copy of the Articles of Organization of Seller certified by the Secretary of State of the state of incorporation of Seller.

13.1.(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

13.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

13.2. Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

13.2.(a) Cash Purchase Price. To Seller by wire transfer as required by Section 3.3.(c) hereof.

13.2.(b) Note and General Security Agreement. To Seller an executed Note and General Security Agreement in favor of Seller as required by Section 3.3(d) hereof.

13.2.(c) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence Buyer’s assumption of Assumed Liabilities as provided for in Article 2.

13.2.(d) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.

13.2.(g) Opinion of Counsel. A written opinion of Michael Azar, General Counsel of Buyer, dated as of the Closing Date, addressed to Seller, substantially in the form of Exhibit H hereto.

13.2.(h) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

14. TERMINATION

14.1. Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of Buyer and Seller.

14.2. Termination for Breach.

14.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer (other than those set in Sections 10.3, 10.4 and 10.6) which has not been so waived, or (iii) Seller shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Seller at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(b) Termination by Seller. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Seller may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(c) Effect of Termination. In the event that of a termination by Buyer pursuant to 14.2 (a) or by Seller pursuant to Section 14.2(b), the breaching party shall pay the terminating party the sum of CDN$7,500,000 as a reasonable pre-estimate of the damages suffered by the terminating party as a result of the subject breach and not as a penalty, and each of the parties to this Agreement shall thereupon be released from its respective obligations and liabilities under this Agreement and this Agreement shall thereupon terminate.

14.3. Termination Without Breach. If there has been a failure of satisfaction of a condition to the obligations of Buyer set out in Sections 10.3, 10.4 or 10.6 which has not been waived by Buyer, then either Buyer or Seller may, by written notice to the other on the Closing Date that such failure is continuing, terminate this Agreement, in which case each of Buyer and Seller shall thereupon be released from its liabilities and obligations under this Agreement.

15. MISCELLANEOUS

15.1. Disclosure Schedule. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall be deemed to have been disclosed with respect to any other article or section of this Agreement, but not for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

15.2. Further Assurance. From time to time, at Buyer’s request and without further consideration, Seller will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Seller and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

15.3. Assignment; Parties in Interest.

15.3.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, the Buyer shall, prior to the Closing, assign and shall cause a wholly-owned subsidiary corporation resident in Canada (“Canadian Subsidiary”) to assume, all of its rights and obligations under this Agreement, provided that, (i) such Canadian Subsidiary enters into a written agreement with Seller to be bound by the provisions of this Agreement in all respects and to the same extent as Buyer is bound, (ii) Buyer delivers to Seller a guarantee of Canadian Subsidiary’s obligations under Section 14.2(c), and (iii) Buyer shall continue to be bound by its obligations under Section 11.6 and 11.7 and delivers to Seller a written acknowledgment of same. Upon the delivery to Seller of the documents contemplated in the foregoing subparagraphs (i), (ii) and (iii), Buyer shall be released from all of its other obligations and liabilities under this Agreement.

15.3.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

15.4. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the courts of the State of New York, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 15.7 shall be deemed properly served and accepted for all purposes.

15.5. Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

15.6. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

Veri-Tek International, Corp.

33 Bloomfield Hills Pkwy

Suite 240

Bloomfield Hills, Michigan 48304

Attention: Michael C. Azar

Facsimile: (248) 220-2038

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)	If to Seller, Seller’s Parent, Mark, or Louis, to:

7135 Islington Avenue

Woodbridge, Ontario

CANADA L4L 1V9

Attention: Mark Aldrovandi

Facsimile: (905) 851-6396

(with a copy to)

Gardiner Roberts LLP

40 King Street West

Suite 3100

Toronto, ON M5H 3Y2

Attention: Greg Farano

Facsimile: (416) 865-6636

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

15.7. Expenses. Each of the parties shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement, the completion of the transactions contemplated herein and all documents and instruments executed pursuant hereto.

15.8. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

15.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.10. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

15.11. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affected Employees” - Section 6.1

“Aldrovandi Group” - Section 7.3(b)

“Applicable Law” – Section 3.6

“Assumed Liabilities” - Section 2.1

“Audited 2006 Financial Statements” – Section 7.6

“Business” – Recitals

“Buyer’s Affiliates” - Section 12.1

“Buyer’s Common Shares” – Section 3.3(a)

“Claim” - Section 12.1

“Closing” - Preamble to Article 13

“Closing Date” – Preamble to Article 13

“Closing Net Working Capital” – Section 3.2

“Code” - Section 3.4

“Contracts” - Section 1.1.(f)

“Disclosure Schedule” – Section 15.1

“Elected Amount” – Section 3.8

“Employees” – Section 7.2

“Environmental Laws” - Section 4.11.(c)

“ETA” – Section 3.6

“Event of Default” – Section 7.3(a)

“Exchangeable Shares” – Section 3.3(a)

“Excluded Assets” - Section 1.2

“Excluded Liabilities” – Section 2.2

“Facilities” – Recitals

“Government Entity” – Section 3.6

“Indemnified Party” - Section 12.3.(a)

“Indemnifying Party” - Section 12.3.(a)

“Intellectual Property” - Section 1.1.(e)

“Inventory” - Section 1.1.(d)

“Insurance Policies” – Section 4.13

“IRS” – Section 3.4

“ITA” – Section 3.8

“Leased Real Property” - Section 1.1.(a)

“Liability” - Section 2.1

“Liens” - Section 4.12(a)

“Litigation” - Section 4.10

“National Bank” – Section 3.7

“National Bank Closing Balance” – Section 3.7

“Order” - Section 4.3

“Personal Property Leases” - Section 1.1.(d)

“Piggyback Registration” – Section 3.5

“Plans” – Section 4.16(a)

“Products” - Section 4.20

“Projected Balance Sheet” – Section 3.2

“Purchased Assets” - Section 1.1

“Purchase Price” - Section 3.1

“Real Property Leases” - Section 1.1.(a)

“Recent Balance Sheet” - Section 4.4

“Registration Statement” – Section 3.5

“Securities Act” – Section 3.3(a)

“Seller Cash Consideration” – Section 3.3(c)

“Seller’s Actual Knowledge” or “Actual Knowledge of Seller” – Preamble to Section 4

“Seller’s Knowledge” or “Knowledge of Seller” – Preamble to Section 4

“Transfer Taxes” – Section 3.6

“Waste” - Section 4.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Witness	LOUIS ALDROVANDI

Witness	MARK ALDROVANDI

LIFTKING INCORPORATED

Per:
Name:
Title:
LIFTKING INDUSTRIES INC.

Per:
Name:
Title:

VERI-TEK INTERNATIONAL, CORP.

Per:
	Name:	Dave Langevin
Title: